                                                               24(b)(4)(b)(viii)

                   GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

THIS RIDER IS EFFECTIVE ON THE RIDER DATE. ELECTION OF THIS RIDER IS IRREVOCABLE AND MAY ONLY BE TERMINATED AS PROVIDED IN THE TERMINATION PROVISION BELOW. EXCEPT WHERE THIS RIDER PROVIDES OTHERWISE, IT IS A PART OF, AND SUBJECT TO, THE OTHER TERMS AND CONDITIONS OF THE CONTRACT TO WHICH IT IS ATTACHED, INCLUDING APPLICABLE QUALIFIED PLAN PROVISIONS ADDED BY ENDORSEMENT.

SPECIFICATIONS

ADDITIONAL PAYMENT LIMIT:           $100,000

BONUS PERIOD:                       First 10 Contract Years after the last
                                    Step-Up Date

BONUS PERCENTAGE:                   5%

COVERED PERSON:                     JOHN DOE

GUARANTEED WITHDRAWAL PERCENTAGE:   5%

LIFETIME INCOME ATTAINED AGE:       On or after the Covered Person's attained
                                    age 59 1/2

LIFETIME INCOME PERCENTAGE:         5%

MAXIMUM ADDITIONAL PAYMENT AGE:     On or after the Owner's (or Joint Owner's)
                                    attained age 81

MAXIMUM BENEFIT:                    $5,000,000

MAXIMUM RIDER FEE PERCENTAGE:       1.20%

RIDER DATE:                         08/28/2007

RIDER FEE PERCENTAGE:               0.60%

STEP-UP DATE:                       Every Contract Anniversary after the Rider
                                    Date and prior to the owner's attained age
                                    96.
DEFINITIONS

The following definitions are applicable to this Rider only:

COVERED PERSON                      The Covered Person is the person named in
                                    the Specifications whose life is used to
                                    determine the duration of the LIA payments.
                                    If the Covered Person named above is
                                    deceased or is no longer an Owner,
                                    Beneficiary or Annuitant of the Contract,
                                    there will no longer be a Covered Person
                                    under this Rider.

GUARANTEED WITHDRAWAL AMOUNT        The Guaranteed Withdrawal Amount is the
(GWA)                               amount that is guaranteed to be available
                                    each Contract Year for withdrawal until the
                                    Guaranteed Withdrawal Balance is depleted
                                    while this Rider is in effect.

BR001.06-NY                                                                   NY

GUARANTEED WITHDRAWAL BALANCE       The Guaranteed Withdrawal Balance is the
(GWB)                               total amount available for future periodic
                                    guaranteed withdrawals and is used for the
                                    sole purpose of calculating the Guaranteed
                                    Minimum Withdrawal Benefit. The GWB is not
                                    used in calculating the Contract Value or
                                    any other guaranteed benefits. The GWB
                                    cannot be withdrawn in a lump sum and will
                                    not exceed the Maximum Benefit, shown in the
                                    Specifications above.

LIFETIME INCOME AMOUNT (LIA)        The Lifetime Income Amount is the amount
                                    that is guaranteed to be available each
                                    Contract Year for withdrawal during the life
                                    of the Covered Person while this Rider is in
                                    effect. The initial LIA is determined on the
                                    later of the Rider Date or the Contract
                                    Anniversary following the day the Covered
                                    Person under this Rider has reached the
                                    Lifetime Income Attained Age. The LIA
                                    reduces to zero upon the death of the
                                    Covered Person or upon a change in Owner,
                                    Beneficiary or Annuitant that removes the
                                    Covered Person from the Contract as an
                                    Owner, Beneficiary or Annuitant.

WITHDRAWALS                         The amount withdrawn, including any
                                    applicable Withdrawal Charges.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

This Rider provides for a Guaranteed Minimum Withdrawal Benefit prior to the Maturity Date. This benefit guarantees that each Contract Year you may take Withdrawals up to an amount equal to the GWA until your GWB is depleted, even if your Contract Value reduces to zero. In no event will the GWB exceed the Maximum Benefit, shown in the Specifications above. If you choose not to withdraw the full GWA available in any Contract Year, the remaining GWA cannot be carried forward to the next Contract Year. If you withdraw more than the GWA in any Contract Year, the GWB may be automatically reset, thereby possibly reducing the Guaranteed Minimum Withdrawal Benefit provided under this Rider to an amount less than the sum of all Payments. Regardless, you may withdraw an amount up to your Contract Value at any time subject to all other terms and conditions of the Contract including any applicable Withdrawal Charges. This Rider also provides for an alternate guarantee during the life of the Covered Person specified under this Rider. This benefit guarantees that each Contract Year during the life of the Covered Person you may take Withdrawals up to an amount equal to the LIA, even if your Contract Value and GWB reduce to zero. The LIA is described below in the "Calculation of Lifetime Income Amount (LIA)" provision.

ADDITIONAL PAYMENTS

The following limits on Additional Payments are in addition to any Payment limitations described in your Contract.

On or after the first Contract Anniversary following the Rider Date, no additional Payment to a Non-Qualified Contract will be accepted without our prior approval that either:

     (a) exceeds the Additional Payment Limit, shown in the Specifications above or

     (b) causes the total of all additional Payments received since the first Contract Anniversary following the Rider Date to exceed such Additional Payment Limit.

For all Non-Qualified Contracts, notwithstanding the above, we reserve the right to refuse to accept additional Payments at any time after the first Contract Anniversary following the Rider Date.

For Qualified Contracts, no additional Payment will be accepted without our prior approval on or after the first Contract Anniversary after the Covered Person reaches the Lifetime Income Attained Age that either:

BR001.06-NY                                                                   NY

     (a) exceeds the Additional Payment Limit, shown in the Specifications above or

     (b) causes the total of all additional Payments received since the first Contract Anniversary following the Rider Date to exceed such Additional Payment Limit.

For Qualified Contracts, in addition to the above restrictions, no additional Payments will be accepted after the Maximum Additional Payment Age shown in the Specifications above. We reserve the right to refuse to accept Additional Payments for Qualified Contracts at any time following the first anniversary after the Covered Person reaches the Lifetime Income Attained Age.

CALCULATION OF GUARANTEED WITHDRAWAL BALANCE (GWB)

If this Rider is issued on the Contract Date, the initial GWB equals the amount of your initial Payment(s) to the Contract. If this Rider is added after the Contract Date, the initial GWB equals the Contract Value on the Rider Date. Each time an additional Payment is received, the GWB will increase by the amount of that additional Payment.

As described below, the GWB will also increase as a result of a (a) Bonus or (b) Step-Up and will decrease as a result of a Withdrawal. In no event will the GWB exceed the Maximum Benefit, shown in the Specifications above.

BONUS

During the Bonus Period, if no Withdrawals are taken during a particular Contract Year, then the GWB will increase on the following Contract Anniversary by an amount equal to the Bonus Percentage multiplied by:

     (a) total Payments to the Contract, if this Rider is issued on the Contract Date or

     (b) the initial GWB, increased by any Payments received since the Rider Date, if this Rider is added after the Contract Date.

If however, the GWB was previously Stepped-Up (as described below in the "Step-Up" provision) and/or reset (as described below in the "Effect of Withdrawals" provision) then the GWB will increase by an amount equal to the Bonus Percentage multiplied by the GWB immediately after the latest Step-Up or reset, increased by any Payments received since such latest Step-Up or reset.

STEP-UP

If the Contract Value on any Step-Up Date is greater than the GWB on that date, the GWB will automatically Step-Up to an amount equal to the Contract Value on that Step-Up Date. If the Rider Fee Percentage would increase as a result of a Step-Up as described below in the "Rider Fee" provision, you will receive advance notice of the increase in the Rider Fee Percentage and be given the opportunity to decline the automatic Step- Up. If you decline an automatic Step-Up, you will have the option to elect to Step-Up within 30 days following any subsequent Step-Up Date and this election will resume automatic Step-Ups.

EFFECT OF WITHDRAWALS

If total Withdrawals during a Contract Year are less than or equal to the GWA, then the GWB will decrease by the amount of the Withdrawals. The effect of a Withdrawal less than or equal to the GWA that reduces the Contract Value to zero is described in the "Settlement Phase" provision.

If a Withdrawal causes total Withdrawals during a Contract Year to exceed the GWA or if total Withdrawals during a Contract Year have already exceeded the GWA, then the GWB will be automatically reset to equal the lesser of:

     (a)  the Contract Value immediately after the Withdrawal; or

     (b) the GWB immediately prior to the Withdrawal minus the amount of the Withdrawal.

BR001.06-NY                                                                   NY

See "Examples of Excess Withdrawal."

The effect of a Withdrawal greater than the GWA that reduces the Contract Value to zero is described in the "Rider Fee" and the "Termination" provision.

Notwithstanding the reset discussion above, a reset of the GWB will not result when Life Expectancy Distributions are elected under an automatic distribution program, provided by us, even if such Life Expectancy Distributions exceed the GWA for the Contract year. (See the "Life Expectancy Distributions" provision.)

CALCULATION OF GUARANTEED WITHDRAWAL AMOUNT (GWA)

The initial GWA is equal to the Guaranteed Withdrawal Percentage, shown in the Specifications above, multiplied by the initial GWB. Each time an additional Payment is received, the GWA will equal the greater of:

     (a)  the GWA immediately prior to the Payment; or

     (b)  the lesser of:

          (i) the Guaranteed Withdrawal Percentage multiplied by the GWB immediately after the Payment; or

          (ii) the GWA immediately prior to the Payment plus an amount equal to the Payment multiplied by the Guaranteed Withdrawal Percentage.

As described below, the GWA may also increase as a result of a Bonus or a Step-Up of the GWB and may decrease as a result of a Withdrawal.

BONUS

Upon the GWB being increased by a Bonus, the GWA will equal the greater of:

     (a)  the GWA immediately prior to the Bonus; or

     (b) the Guaranteed Withdrawal Percentage multiplied by the GWB immediately after the Bonus.

STEP-UP

Upon a Step-Up of the GWB, the GWA will equal the greater of:

     (a)  the GWA immediately prior to the Step-Up of the GWB; or

     (b) the Guaranteed Withdrawal Percentage multiplied by the GWB immediately after the Step-Up of the GWB.

EFFECT OF WITHDRAWALS

If total Withdrawals during a Contract Year are less than or equal to the GWA, then the GWA does not change as a result of the Withdrawal. If a Withdrawal causes total Withdrawals during a Contract Year to exceed the GWA or if total Withdrawals during a Contract Year have already exceeded the GWA, then the GWA will be automatically reset to equal the lesser of:

     (a)  the GWA immediately prior to the Withdrawal; or

     (b)  the Guaranteed Withdrawal Percentage multiplied by the greater of:

          (i)  the Contract Value immediately after the Withdrawal; or

          (ii) the GWB immediately after the Withdrawal.

See "Examples of Excess Withdrawal."

Any reset of the GWA will also result in a reset of the LIA if applicable (See "Effect of Withdrawals" under

BR001.06-NY                                                                   NY

"Calculation of Lifetime Income Amount (LIA)" below.)

Notwithstanding the reset discussion above, a reset of the GWA will not result when Life Expectancy Distributions are elected under an automatic distribution program, provided by us, even if such Life Expectancy Distributions exceed the GWA for the Contract year. (See the "Life Expectancy Distributions" provision.)

CALCULATION OF LIFETIME INCOME AMOUNT (LIA)

The initial LIA is equal to the Lifetime Income Percentage multiplied by the GWB on the later of: (a) the Rider Date or (b) the Contract Anniversary following the Contract Year in which the Covered Person has reached the Lifetime Income Attained Age (see "Calculation of Guaranteed Withdrawal Balance (GWB)" provision above). The LIA will not be determined before the Covered Person has reached the Lifetime Income Attained Age.

Each time an additional Payment is received, the LIA will equal the greater of:

     (a)  the LIA immediately prior to the additional Payment; or

     (b)  the lesser of:

          (i) the Lifetime Income Percentage multiplied by the GWB immediately after the Payment; or

          (ii) the LIA prior to the Payment plus an amount equal to the additional Payment multiplied by the Lifetime Income Percentage.

As described below, the LIA will also increase as a result of a Bonus or Step-Up and may decrease as a result of a Withdrawal

EFFECT OF BONUS

Upon the GWB being increased by a Bonus, the LIA will equal the greater of:

     (a)  the LIA immediately prior to the Bonus; or

     (b) the Lifetime Income Percentage multiplied by the GWB immediately after the bonus.

EFFECT OF STEP-UP

Upon a Step-Up of the GWB, the LIA will equal the greater of:

     (a)  the LIA immediately prior to the Step-Up of the GWB; or

     (b) the Lifetime Income Percentage multiplied by the GWB immediately after the Step-Up of the GWB.

EFFECT OF WITHDRAWALS

If total Withdrawals during a Contract Year are less than or equal to the LIA, then the LIA does not change as a result of the Withdrawal. If a Withdrawal causes total Withdrawals during a Contract Year to exceed the LIA or if total Withdrawals during a Contract Year have already exceeded the LIA, then the LIA will be automatically reset to equal the lesser of:

     (a)  the LIA immediately prior to the Withdrawal; or

     (b)  the Lifetime Income Percentage multiplied by the greater of:


          (i)  the Contract Value immediately after the Withdrawal; or

          (ii) the GWB immediately after the Withdrawal.

See "Examples of Excess Withdrawal."

Notwithstanding the reset discussion above, a reset of the LIA will not result when Life Expectancy Distributions are elected under an automatic distribution program, provided by us, even if such Life Expectancy Distributions exceed the LIA for the Contract year. (See the "Life Expectancy Distributions" provision.)

BR001.06-NY                                                                   NY

A reset of the LIA as a result of a Withdrawal in excess of the LIA does not necessarily result in a reset of the GWA or the GWB. (See "Calculation Of Guaranteed Withdrawal Amount (GWA)" and "Calculation Of Guaranteed Withdrawal Balance (GWB)" provisions.)

The LIA will equal the GWA if:

     (a) the Lifetime Income Percentage equals the Guaranteed Withdrawal Percentage as shown in the Specifications above; and

     (b) no Withdrawals were taken prior to the Contract Anniversary following the date when the Covered Person reached the Lifetime Income Attained Age; and

     (c) no Withdrawals were taken in excess of the GWA after the Contract Anniversary following the date the Covered Person reached the Lifetime Income Attained Age.

LIFE EXPECTANCY DISTRIBUTIONS

For purposes of this Rider, Life Expectancy Distributions are distributions within a calendar year that:

     (a) are part of a series of substantially equal periodic payments over the Owner's Life Expectancy (or, if applicable, the joint Life Expectancy of the Owner and the Owner's spouse); and

     (b)  are paid to the Owner:

          (i)  pursuant to Internal Revenue Code ("Code") Section 72(q)(2)(D) or
               Section 72(t)(2)(A)(iv) upon the request of the Owner ("Pre-59 1/2 Distributions"); or

          (ii) pursuant to Code Section 72(s)(2) upon the request of the Owner ( "Non-Qualified Death Benefit Stretch Distributions"); or

          (iii) as required or contemplated by Code Section 401(a)(9), Section 403(b)(10), Section 408(b)(3), or Section 408A(c), as the case may be ("Qualified Death Benefit Stretch Distributions" and "Required Minimum Distributions"); and

     (c) are the Contract's proportional share of all such distributions as determined by the Company and based on the Company's understanding of the Code.

If both the Contract Value and the GWB are depleted Life Expectancy Distributions will equal zero.

For purposes of this "Life Expectancy Distributions" provision, references to Owner also include the Beneficiary, as applicable.

We reserve the right to make any changes necessary to comply with the Code and Treasury Regulations.

SETTLEMENT PHASE

If a Withdrawal (a) does not cause total Withdrawals during that Contract Year to exceed the GWA and (b) reduces the Contract Value to zero, but either the GWB or the LIA immediately after the Withdrawal is still greater than zero, then the Rider will enter its Settlement Phase. The Contract will continue but all other rights and benefits under the Contract, including death benefits, will terminate and additional Payments will not be accepted. The Rider Fee will not be deducted during the Rider's Settlement Phase.

During the Rider's Settlement Phase, each Contract Year until the GWB is depleted, settlement payments that total an amount no greater than the GWA, or Life Expectancy Distributions if applicable, will automatically be paid to you. (See "Life Expectancy Distributions" provision.) If the settlement payments exceed the LIA, the LIA may be reset. (See the "Calculation of Lifetime Income Amount (LIA) - Effect of Withdrawals" provision).

If during the Settlement Phase the GWB equals zero and the LIA is greater than zero, you will automatically receive settlement payments each Contract year equal to the LIA during the life of the Covered Person. The

BR001.06-NY                                                                   NY
settlement payments will be paid no less frequently than annually. You may choose among the frequencies that we make available at that time.

If during the Settlement Phase, the Covered Person dies and the GWB is greater than zero at the time the Death Benefit is determined, the LIA will be set equal to zero. Remaining settlement payments not to exceed the GWA will be paid to the Beneficiary each Contract Year until the GWB is depleted.

If during the Settlement Phase the GWB becomes equal to zero and the Covered Person is no longer alive, this Rider terminates and no additional settlement payments will be paid.

This provision is also applicable if (a) the Beneficiary does not take the Death Benefit before the Maturity Date as a lump sum under the terms of the Contract, and (b) the Rider continues (as described in the "Effect of Payment of Death Benefit" provision below) and (c) Death Benefit distributions deplete the Death Benefit to zero at a time when either the GWB or LIA is still greater than zero. When this occurs, the timing of settlement payments made in this Rider's settlement phase are subject to the distribution provisions of the "Death Benefit Before Maturity Date" section of the Contract.

EFFECT OF PAYMENT OF DEATH BENEFIT

If you die while this Rider is in effect, and if the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract, the following will determine whether this Rider continues or terminates:

     (a) If the Beneficiary is the Covered Person, the Rider will continue and such Beneficiary remains eligible for any LIA. In such instance, if the LIA has not been determined prior to the payment of the Death Benefit, it will be determined on the first anniversary of the date the Death Benefit was determined after the Covered Person has reached the Lifetime Income Attained Age, instead of the original Contract Anniversary Dates.

     (b) If instead the Beneficiary is not the Covered Person, then the LIA provisions under this Rider do not apply and the Rider will continue only if the Death Benefit or the GWB is greater than zero.

If the Rider continues, under a) or b) above, the Rider Fee will continue (See the "Rider Fee" provision). If the Rider continues, the GWB will automatically Step-Up if the Death Benefit on the date the Death Benefit was determined was greater than the GWB on that date. (See the "Calculation of Guaranteed Withdrawal Balance (GWB) - Step-Up" provision.)

If the Beneficiary is the deceased Owner's spouse, such Beneficiary is eligible for any remaining Bonuses and any Step-Ups. However, any such remaining Bonuses will be calculated and applied on future anniversaries of the date the Death Benefit was determined instead of the original Contract Anniversary Dates. Remaining eligible Step-Up Dates will also be measured beginning from the date the Death Benefit was determined. The latest Step-Up Date, shown in the Specifications above, as measured beginning from the Rider Date, is still applicable. When Withdrawals deplete the Contract Value to zero, if the GWB is still greater than zero, then the Rider enters its Settlement Phase. (See the "Settlement Phase" provision above.)

If the Beneficiary is not the deceased Owner's spouse, such Beneficiary is not eligible for any remaining Bonuses and Step-Ups. For purposes of subsequent calculations of the GWB, The GWA and the LIA, Death Benefit Distributions will be treated as withdrawals. When Death Benefit distributions deplete the Death Benefit to zero, if the GWB is still greater than zero, then the Rider enters its Settlement Phase. (See the "Settlement Phase" provision above.) Note that some methods of Death Benefit distribution may result in distribution amounts in excess of both the GWA, LIA and the Life Expectancy Distributions. In such cases, the GWB may be automatically reset, thereby possibly reducing the benefits provided under this Rider. (See the "Calculation of Guaranteed Withdrawal Balance (GWB) - Effect of Withdrawals", the "Calculation of Guaranteed Withdrawal

BR001.06-NY                                                                   NY

Amount (GWA) - Effect of Withdrawals" and the "Calculation of the Lifetime Income Amount (LIA) - Effect of Withdrawals" provisions.)

RIDER FEE

To compensate us for assuming risks associated with this Rider, we charge an annual Rider Fee. The Rider Fee is deducted on each Contract Anniversary. The Rider Fee is withdrawn from each Investment Option in the same proportion that the value of Investment Accounts of each Investment Option bears to the Contract Value. The amount of the Rider Fee is equal to the Rider Fee Percentage, shown in the Specifications above, multiplied by the "Adjusted GWB." The Adjusted GWB is the GWB that was available on the prior Contract Anniversary adjusted for any Step-Up or subsequent Payments made during the Contract Year prior to the current Contract Anniversary.

If a Withdrawal is taken on any date other than the Contract Anniversary and such Withdrawal (a) causes total Withdrawals during that Contract Year to exceed the GWA and (b) reduces the Contract Value to zero, we will deduct a pro rata share of the Rider Fee from the amount otherwise payable. In the case of such a total Withdrawal, a pro rata share of the Rider Fee is equal to the Rider Fee Percentage, shown in the Specifications above, multiplied by the Adjusted GWB, defined above, and then multiplied by the number of days that have elapsed since the previous Contract Anniversary and divided by 365. For purposes of determining the Rider Fee, a total Withdrawal will be deemed to have been taken on the date the Death Benefit is determined and once an Annuity Option under the Contract has been elected. The Rider Fee will not be deducted during the Rider's Settlement Phase. The Rider Fee will not be deducted after the Maturity Date if an Annuity Option under the Contract has commenced.

If the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract and the Rider continues, for purposes of this "Rider Fee" provision, the anniversaries of the date the Death Benefit was determined will be considered to be the Contract Anniversaries.

The initial Rider Fee Percentage is shown in the Specifications above. We reserve the right to increase the Rider Fee Percentage on the effective date of each Step-Up. In such a situation, the Rider Fee Percentage will never exceed the Maximum Rider Fee Percentage, shown in the Specifications above.

INVESTMENT OPTIONS

There are generally two types of Investment Options that may be available under Contracts issued with this Rider: Portfolios and Models. Portfolios and Models available initially are shown on the Contract's Specifications Page. The actual percentages initially allocated to certain Investment Options for the Portfolios and Models are also shown on the Contract's Specifications Page.

The Models and Portfolios available are selected to provide a diversification of risk necessary to ensure the Benefit provided under the Rider. If you choose to allocate to an available Model, we will require rebalancing of existing variable Investment Accounts, under the Model you have selected, to those percentages shown on the Contract Specifications Page. Such rebalancing will occur at the frequency specified on the Contract's "Available Investment Options" Specifications Page as the "Rebalancing Frequency".

In the future, certain Models or Portfolios may no longer be available for new Payments however previous allocations to such Models or Portfolios will be unaffected. We may also make new Models or Portfolios available subject to regulatory approval.

Initially, if you choose to allocate your Contract Value to the Portfolios, you may allocate in one or a combination of the Portfolios currently available. If you choose to allocate to a Model, you must allocate your entire Contract Value to only one of the Models available. In the future, subject to restrictions, we may provide more flexibility in allocating your Contract Value to a combination of the Models then available. We will provide at least 30 days prior notice of such changes to restrictions described herein.

BR001.06-NY                                                                   NY

You may transfer between a Model and available Portfolios, on any date, provided your entire Contract Value is transferred. Withdrawals are subject to all other conditions, limitations, restrictions or charges under the Contract. Withdrawals will be taken on a pro-rata basis from Investment Options in effect at the time of each Withdrawal.

EXAMPLES OF EXCESS WITHDRAWAL

The following examples illustrate the effect of an excess withdrawal on the GWA, the LIA and the GWB.

EX.                 BEFORE WITHDRAWAL                              AFTER WITHDRAWAL
---   --------------------------------------------   -------------------------------------------
                                             WITH-
#        CV       GWB       GWA      LIA    DRAWAL    CV(A)      GWB         GWA          LIA
---   -------   -------   ------   ------   ------   -------   -------    ---------    ---------
1     $25,000   $40,000   $2,000   $2,000   $2,010   $22,990   $22,990(B) $1,149.50(B) $1,149.50(B)
2     $60,000   $40,000   $2,000   $2,000   $2,010   $57,990   $37,990(C) $   2,000(C) $   2,000(C)
3     $25,000   $40,000   $2,000   $1,950   $2,000   $23,000   $38,000    $   2,000    $   1,900(D)

(A)  Example assumes no withdrawal charges apply to withdrawal.

(B)  In Example #1, GWB = lesser of ($22,990 or $40,000 - $2,010) = $22,990; GWA
     = lesser of ($2,000 or [5%] of the greater of ($22,990 or $22,990)) =
     [$1,149.50]; LIA = lesser of ($2,000 or [5%] of the greater of ($22,990 or
     $22,990)) = [$1,149.50].

(C)  In Example #2, GWB = lesser of ($57,990 or $40,000 - $2,010) = $37,990; GWA
     = lesser of ($2,000 or [5%] of the greater of ($57,990 or $37,990)) =
     $2,000; LIA = lesser of ($2,000 or [5%] of the greater of ($57,990 or $37,990)) = $2,000

(D) In Example #3, the GWB and the GWA are not reset since the withdrawal equals the GWA. However since the withdrawal is greater than the LIA there is a reset, LIA = lesser of ($1,950 or [5%] of the greater of ($23,000 or $38,000)) = [$1,900].

TERMINATION

This rider will terminate upon the earlier of:

     a) the date a Death Benefit is payable and the Beneficiary takes the Death Benefit as a lump sum under the terms of the Contract; or

     b)   the date an Annuity Option under the Contract commences; or

     c)   the date the Contract Value, the GWB and the LIA all equal zero; or

     d)   termination of the Contract.

MISCELLANEOUS

Except as modified by this Rider, the provisions of the Contract also apply to this Rider.

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

/s/ Emanuel Alves
Secretary

BR001.06-NY                                                                   NY